Exhibit 11

                                  CORDIS CORPORATION
                      COMPUTATION OF PRIMARY EARNINGS PER SHARE
             Three Months and Six Months Ended December 31, 1993 and 1992
                                     (Unaudited)
                   (Dollars in thousands except per share amounts)

                                       Three Months          Six Months
                                       1993      1992      1993      1992
           Income before
             cumulative effect of
             accounting change      $  8,591  $  6,917  $ 16,499  $12,971
           Cumulative effect of
             accounting change             -         -    10,115        -
           Net income               $  8,591  $  6,917  $ 26,614  $12,971


           Common shares (000):

           Weighted average common
             shares outstanding       14,298    14,280    14,292   14,199

           Equivalent shares from
             outstanding options
             (1)                         405       319       331      309

             Total                    14,703    14,599    14,623   14,508

           Earnings per share:

           Income before
             cumulative effect of
             accounting change      $    .58  $    .47  $   1.13  $   .89
           Cumulative effect of
             accounting change             -         -       .69        -
           Net income               $    .58  $    .47  $   1.82  $   .89



          (1) Computed using the treasury stock method based on the average price during the periods.

          NOTE: The computation of earnings per share on the fully diluted basis is the same as that set forth above.